News Release: IMMEDIATE RELEASE

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Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER DIVIDEND

(Columbus, IN, February 20, 2004) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.08 per share to be paid on March 26, 2004, to all shareholders of record on March 12, 2004. The dividend rate is a $0.01 per share or 14.3 percent increase as compared with the dividend paid in each quarter of 2003.

Irwin® Financial Corporation (www.irwinfinancial.com) is an interrelated group of focused lines of business organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of customized banking services to consumers and small businesses in selected markets in the United States and Canada.